Contact:	Elaine Lintecum Treasurer 916-321-1846 elintecum@mcclatchy.com

McCLATCHY REPORTS RECORD FOURTH QUARTER
AND 2003 EARNINGS

SACRAMENTO, CA, January 29, 2004 - The McClatchy Company (NYSE: MNI) today reported record fourth quarter earnings of $45.6 million, or 98 cents per share, compared to 2002 earnings of $39.0 million or 84 cents per share.

Revenues in the quarter were $293.0 million, up 2.9% compared to 2002 revenues from continuing operations of $284.7 million. Advertising revenues for the quarter were $245.3 million, up 3.8%, and circulation revenues were $41.4 million, down 0.7%.

Fourth quarter earnings in 2003 include a favorable tax adjustment equal to five cents per share, primarily reflecting the successful resolution of tax matters related to past acquisitions.

Earnings from continuing operations for the full year 2003 were a record $144.2 million, or $3.10 per share, compared to $130.5 million, or $2.83 per share, in 2002. Including the gain on the sale of The Newspaper Network, net income in 2003 was $150.2 million, or $3.23 per share compared to net income of $131.2 million, or $2.84 per share in 2002. Revenues from continuing operations for 2003 were $1.1 billion, with $910.6 million in advertising revenues and $165.6 million in circulation revenues. Total revenues were up 2.8% for the year, while advertising revenues increased 3.7% and circulation revenues declined 0.3%.

Commenting on the results, Gary Pruitt, chairman and chief executive officer of McClatchy, said, "Our fourth quarter capped a strong year for McClatchy. In addition to record earnings, we reported our 19th consecutive year of daily circulation growth - our daily and Sunday circulation each increased 0.4%. We also had great success in our direct marketing and Internet operations. Direct marketing revenues grew 8.3% and Internet revenues were up 35.6% from the fourth quarter of 2002.

"Classified employment advertising, the revenue area most depressed in our industry over the last four years, continued to show improvement in the fourth quarter. Advertising growth in other categories remained relatively steady in the quarter. We know, however, we will face tough comparisons in certain advertising categories in 2004, especially national and real estate advertising, but we continue to look to this year with optimism.

"Based upon what we have seen so far in January, we expect advertising revenue growth in the low to mid-single digits in the first quarter of 2004 and believe that earnings will range between 56 cents and 58 cents per share."

Mr. Pruitt also noted, "In January we completed the previously announced acquisition of the Merced Sun-Star and five nearby non-daily newspapers. The Merced Sun-Star and other papers complement our three Bee newspapers, which are also located in California's Central Valley, and present good opportunities for continued revenue enhancements and operating efficiencies."

Pat Talamantes, chief financial officer of McClatchy, noted, "Our debt balance at year-end 2003 was $347 million, down $149 million from year-end 2002. While we have borrowed additional funds in the first quarter of 2004 to make $60 million in voluntary contributions to our pension plans and $40.5 million to complete our acquisition of the Merced Sun-Star, we will focus on debt reduction in the remainder of 2004. We expect debt at year-end 2004 to be below $300 million."

The company's statistical report, which summarizes its revenue performance for December and full year 2003, also follows.

At 11:30 am Eastern time today, McClatchy will review its results in a conference call and webcast, which are accessible at 1-877-278-1205 (use conference ID 4811671) or www.mcclatchy.com. The webcast will be archived at McClatchy's website.

The McClatchy Company, headquartered in Sacramento, California, is a leading newspaper and Internet publisher. It publishes 12 daily and 18 non-daily newspapers located in western coastal states, North and South Carolina and the Twin Cities of Minneapolis/St. Paul. McClatchy has daily circulation of 1.41 million and Sunday circulation of 1.86 million. McClatchy's newspapers include, among others, the Star Tribune in Minneapolis, The Sacramento Bee, The Fresno Bee and The Modesto Bee in California, The News & Observer (Raleigh, NC), The News Tribune (Tacoma, WA) and the Anchorage Daily News.

McClatchy also publishes leading local websites in each of its 12 daily newspaper markets, offering readers information, comprehensive news, advertising, e-commerce and other services, and owns and operates Nando Media, a national on-line publishing operation. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information

This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ. These risks and uncertainties include national and local economic conditions that could affect advertising and circulation rates and volumes, changes in interest rates and/or newsprint prices, increased competition in our markets, as well as the other risks detailed from time to time in the Company's publicly filed documents, including the Company's December 29, 2002 report on form 10-K and September 28, 2003 report on form 10-Q, filed with the U.S. Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

THE McCLATCHY COMPANY
SUMMARY OF UNAUDITED RESULTS
(IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

	Three months ended		Year Ended
	December 28, 2003	December 29, 2002 (1)	December 28, 2003	December 29, 2002 (1)

Revenues - net	$ 293,040	$ 284,676	$ 1,099,391	$ 1,069,960

Operating expenses:
Compensation	112,791	110,399	445,901	432,448
Newsprint and supplements	37,400	35,028	137,384	130,841
Depreciation and amortization	17,620	18,058	70,139	73,189
Other operating expenses	50,910	51,767	197,026	189,677
Total operating expenses	218,721	215,252	850,450	826,155

Operating income	74,319	69,424	248,941	243,805

Interest expense	(3,541)	(5,388)	(18,090)	(26,448)
Partnership income (loss)	109	(216)	368	(1,341)
Other non-operating income - net	(361)	150	(560)	(348)
Income from continuing operations before taxes	70,526	63,970	230,659	215,668
Income tax provision	24,875	25,235	86,462	85,119
Income from continuing operations	45,651	38,735	144,197	130,549
Income from discontinued operation	(25)	311	6,025	667
Net income	$ 45,626	$ 39,046	$ 150,222	$ 131,216

Net income per common share:
Basic:
Income from continuing operation	$ 0.99	$ 0.84	$ 3.13	$ 2.85
Income from discontinued operation	$ -	$ 0.01	$ 0.13	0.01
Net income per share	$ 0.99	$ 0.85	$ 3.26	$ 2.86
Diluted:
Income from continuing operation	$ 0.98	$ 0.84	$ 3.10	$ 2.83
Income from discontinued operation	$ -	0.01	0.13	0.01
Net income per share	$ 0.98	$ 0.85	$ 3.23	$ 2.84
Weighted average common shares:
Basic	46,247	45,957	46,127	45,795
Diluted	46,645	46,310	46,456	46,178

(1) Restated to reflect discontinued operation.
The McClatchy Company Consolidated Statistical Report (In thousands, except for preprints and page views)
	Period 12			Period 12 Year-to-Date

Revenues - Net: *	2003	2002	% Change	2003	2002	% Change
Advertising
Daily Newspapers:
Minneapolis	$23,835	$22,357	6.6%	$294,894	$288,343	2.3%
California	28,048	26,401	6.2%	338,485	315,585	7.3%
Carolinas	11,325	10,865	4.2%	146,769	145,842	0.6%
Northwest	10,249	10,356	-1.0%	130,480	128,068	1.9%
Total Advertising	$73,457	$69,979	5.0%	$910,628	$877,838	3.7%

Circulation	12,616	12,576	0.3%	165,552	166,050	-0.3%
Other	1,805	1,841	-2.0%	22,239	24,663	-9.8%
Total Newspapers	$87,878	$84,396	4.1%	$1,098,419	$1,068,551	2.8%

Non-Newspapers	66	100	-34.0%	972	1,409	-31.0%
Total Revenue	$87,944	$84,496	4.1%	$1,099,391	$1,069,960	2.8%
* Revenues reported are from continuing operations only.

Average Paid Circulation:
Daily	1,417.5	1,426.2	-0.6%	1,398.6	1,392.9	0.4%
Sunday	1,863.1	1,907.9	-2.3%	1,864.7	1,856.7	0.4%
Community Newspapers	60.5	61.9	-2.3%	61.1	62.8	-2.7%

Online: (Monthly)
Millions of Page Views**	99.3	85.2	16.5%	1,252.0	1,044.4	19.9%
** Page Views have been restated to remove discontinued products.

Advertising Linage for Dailies:
Full Run ROP
Retail	530.8	551.9	-3.8%	5,665.1	5,772.8	-1.9%
National	107.4	89.2	20.4%	1,219.6	1,091.7	11.7%
Classified	503.3	522.0	-3.6%	7,387.0	7,526.4	-1.9%
Total	1,141.5	1,163.1	-1.9%	14,271.7	14,390.9	-0.8%

Millions of Preprints Distributed	316.1	295.5	7.0%	3,276.8	3,034.7	8.0%

Full Run ROP Linage by Market for Dailies:

California:
The Sacramento Bee	201.2	198.7	1.3%	2,573.8	2,489.8	3.4%
The Fresno Bee	119.3	118.9	0.3%	1,318.1	1,286.1	2.5%
The Modesto Bee	112.1	116.4	-3.7%	1,327.3	1,314.3	1.0%
Merced Sun-Star	0.0	0.0	0.0%	0.0	0.0	0.0%

Star Tribune, Minneapolis	164.5	157.6	4.4%	1,929.8	1,904.3	1.3%

Northwest:
The News Tribune, Tacoma	115.7	127.0	-8.9%	1,363.4	1,482.8	-8.1%
Anchorage Daily News	63.0	66.5	-5.3%	918.0	972.6	-5.6%
Tri-City Herald	60.1	58.0	3.6%	787.2	762.8	3.2%

Carolinas:
The News & Observer, Raleigh	142.8	155.4	-8.1%	1,934.6	2,077.8	-6.9%
South Carolina Dailies	162.8	164.6	-1.1%	2,119.5	2,100.4	0.9%
Total	1,141.5	1,163.1	-1.9%	14,271.7	14,390.9	-0.8%